FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 Fraser Engerman (Media) (414) 524-2733	January 23, 2014

Johnson Controls 2014 first quarter earnings increase 31 percent on higher revenues and improved profitability; affirms guidance for fiscal 2014

MILWAUKEE, Jan. 23, 2014 . . . Johnson Controls, Inc., a global multi-industrial company with established core businesses in the automotive, building and energy storage industries, today reported record financial results for the first quarter of fiscal 2014. Highlights include:

•	Net sales of $10.9 billion, up 5 percent from $10.4 billion in the 2013 first quarter.

•	Income from business segments of $686 million vs. $549 million, up 25 percent versus the 2013 first quarter.

•	Net income of $469 million, or $0.69 per diluted share, compared with net income of $359 million, or $0.52 per diluted share in the 2013 first quarter.

"The significant improvement in profitability resulted from our focus on execution and cost discipline. We also benefitted from the higher levels of global automotive production,” said Alex Molinaroli, Johnson Controls chairman and chief executive officer. “While Building Efficiency revenues were lower than last year, there are early indications of improving global commercial buildings markets, which should positively impact the business later in the year. The results in the quarter are consistent with the expectations we disclosed at our analyst day in December.”

The company noted that there were several significant events in the 2014 first quarter:

•	A 16 percent increase in its quarterly dividend and the completion of $1.2 billion in share repurchases as part of an overall $3.6 billion, three-year program

•	Business portfolio activities including:

•	An agreement to sell its remaining Electronics business.

•	A memorandum of understanding to create a joint venture with Hitachi to expand its Building Efficiency product offerings.

•	Launch of a strategic review of its Automotive Interiors business.

•	Awarded the largest Building Efficiency contract in company history: State of Hawaii energy savings project

Business results
Automotive Experience revenues in the fiscal first quarter of 2014 were $5.8 billion, up 10 percent compared to the 2013 quarter, reflecting higher automotive production in all geographic regions. Automotive industry production in the quarter increased 5 percent in North America, 2 percent in Europe and 14 percent in China. Seating and Interiors sales increased at a double digit rate, while Electronics sales were up 7 percent. Revenues in China, which are primarily related to Seating and generated through non-consolidated joint ventures, increased 33 percent to $1.9 billion.

Automotive Experience segment income was $232 million, more than double the $101 million reported in the first quarter of 2013. The increase was primarily led by improvements in the company’s Seating business, with segment income of $176 million in the current quarter, compared with $85 million last year. The Automotive Experience improvement was a result of the higher global production levels, benefits from cost reduction initiatives and improved operational performance in the company’s metals and mechanisms business.

Building Efficiency sales in the fiscal first quarter of 2014 were $3.4 billion, 4 percent lower than in the 2013 first quarter as higher revenues in Asia were more than offset by lower demand in Europe, the Middle East and Latin America as well as Global Workplace Solutions. Adjusted for divestitures and currency, backlog was down 1 percent compared to the first quarter of last year at $5.0 billion. Orders were 5 percent higher than last year representing the third consecutive quarter of year-over-year improvement.

Segment income of $146 million was down 15 percent compared with $172 million the 2013 first quarter. The 2013 first quarter benefitted from non-recurring contract settlements while the current quarter includes contract-related charges of approximately $20 million. Excluding these items, underlying Building Efficiency earnings increased 6 percent.

Power Solutions sales in the first quarter of 2014 increased 6 percent to $1.8 billion versus $1.7 billion in the 2013 quarter. Global original equipment battery shipments increased 12 percent, while aftermarket unit shipments were up 1 percent. In the quarter, the company increased its ownership in a South American battery joint venture, resulting in a $19 million non-recurring gain. Power Solutions segment income was $308 million, up 12 percent, compared with $276 million in the first quarter of 2013, as a result of the higher volumes, improved mix of products, vertical integration and the joint venture gain.

Johnson Controls said it expects earnings per share of $0.64 - $0.66 in the second quarter of fiscal 2014. The company also reaffirmed its guidance for earnings of $3.15 - $3.30 per share, free cash flow of $1.6 billion and segment margin improvements in all three of its businesses for the full 2014 fiscal year.

“Much of the improvement we have forecast for fiscal 2014 is based on activities within our control. Our first quarter results demonstrate that we are on track to deliver on the expectations we have set,” said Molinaroli. “We remain focused on operational improvements to drive continued increases in profitability and shareholder value and expect 2014 to be a year of record sales and earnings for Johnson Controls.”

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FORWARD-LOOKING STATEMENTS
Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2013. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.

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ABOUT JOHNSON CONTROLS
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 170,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2013, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com. Follow Johnson Controls Investor Relations on Twitter at www.twitter.com/JCI_IR.

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January 23, 2014 Page 4 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2013	2012 (Revised)

Net sales	$10,908	$10,422
Cost of sales	9,251	8,906
Gross profit	1,657	1,516

Selling, general and administrative expenses	(1,084)	(1,052)
Net financing charges	(55)	(61)
Equity income	113	85

Income before income taxes	631	488

Income tax provision	126	99

Net income	505	389

Less: Income attributable to noncontrolling interests	36	30

Net income attributable to JCI	$469	$359

Diluted earnings per share	$0.69	$0.52

Diluted weighted average shares	682	687
Shares outstanding at period end	664	684

January 23, 2014 Page 5 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	December 31, 2013	September 30, 2013	December 31, 2012 (Revised)
ASSETS
Cash and cash equivalents	$245	$1,055	$314
Accounts receivable - net	6,743	7,206	7,090
Inventories	2,452	2,325	2,384
Assets held for sale	777	804	—
Other current assets	2,509	2,308	3,115
Current assets	12,726	13,698	12,903

Property, plant and equipment - net	6,665	6,585	6,553
Goodwill	6,717	6,589	7,016
Other intangible assets - net	1,070	999	1,031
Investments in partially-owned affiliates	1,043	1,024	1,015
Other noncurrent assets	2,611	2,623	2,789
Total assets	$30,832	$31,518	$31,307

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,804	$938	$1,035
Accounts payable and accrued expenses	6,609	7,533	6,811
Liabilities held for sale	321	402	—
Other current liabilities	3,069	3,244	2,922
Current liabilities	11,803	12,117	10,768

Long-term debt	4,866	4,560	5,413
Other noncurrent liabilities	2,202	2,110	2,768
Redeemable noncontrolling interests	169	157	270
Shareholders' equity attributable to JCI	11,531	12,314	11,933
Noncontrolling interests	261	260	155
Total liabilities and equity	$30,832	$31,518	$31,307

January 23, 2014 Page 6 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended December 31,
	2013	2012 (Revised)
Operating Activities
Net income attributable to JCI	$469	$359
Income attributable to noncontrolling interests	36	30

Net income	505	389

Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	244	223
Pension and postretirement benefit expense (income)	9	(16)
Pension and postretirement contributions	(25)	(16)
Equity in earnings of partially-owned affiliates, net of dividends received	(74)	(48)
Deferred income taxes	14	(5)
Fair value adjustment of equity investment	(19)	—
Other	10	13
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	531	241
Inventories	(95)	(28)
Restructuring reserves	(62)	(34)
Accounts payable and accrued liabilities	(932)	(167)
Change in other assets and liabilities	(387)	(254)
Cash provided (used) by operating activities	(281)	298

Investing Activities
Capital expenditures	(345)	(371)
Sale of property, plant and equipment	21	17
Acquisition of businesses, net of cash acquired	(128)	—
Business divestitures	13	—
Other	8	(11)
Cash used by investing activities	(431)	(365)

Financing Activities
Increase in short and long-term debt - net	1,163	373
Stock repurchases	(1,199)	—
Payment of cash dividends	(130)	(253)
Proceeds from the exercise of stock options	84	34
Other	4	1
Cash provided (used) by financing activities	(78)	155
Effect of exchange rate changes on cash and cash equivalents	(19)	(39)
Cash held for sale	(1)	—
Increase (decrease) in cash and cash equivalents	$(810)	$49

January 23, 2014

FOOTNOTES
1. Business Unit Summary

In the fourth quarter of fiscal 2013, the Company changed its method of accounting for certain inventory at Power Solutions from LIFO to FIFO which required retrospective application to prior year financial statements. As a result of this accounting change, the segment income amounts shown below reflect a decrease to cost of sales of $8 million ($0.00) for the fiscal 2013 first quarter.

	Three Months Ended December 31,
(in millions)	2013	2012 (Revised)%
	(unaudited)
Net Sales
Building Efficiency	$3,381	$3,532	-4%
Automotive Experience	5,755	5,214	10%
Power Solutions	1,772	1,676	6%
Net Sales	$10,908	$10,422

Segment Income (1)
Building Efficiency	$146	$172	-15%
Automotive Experience	232	101	130%
Power Solutions	308	276	12%
Segment Income	$686	$549

Net financing charges	(55)	(61)
Income before income taxes	$631	$488

Net Sales
Products and systems	$8,939	$8,357	7%
Services	1,969	2,065	-5%
	$10,908	$10,422

Cost of Sales
Products and systems	$7,630	$7,207	6%
Services	1,621	1,699	-5%
	$9,251	$8,906

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

2. Income Taxes

The effective tax rate for the first quarter of fiscal 2014 and 2013 is 20 percent.

3. Share Repurchase Program

In November 2013, the Company's Board of Directors authorized a $3 billion increase in the share repurchase program; bringing the total authorized amount under the repurchase program to $3.65 billion. The share repurchase program does not have an expiration date and may be amended or terminated by the Board of Directors at any time without prior notice. During the first quarter of fiscal 2014, the Company repurchased approximately $1.2 billion under these authorizations.

4. Sale of Automotive Electronics

In January 2014, the Company signed a definitive agreement to sell its Automotive Experience Electronics business to Visteon Corporation for $265 million. The Electronics business is included within assets held for sale and liabilities held for sale in the accompanying condensed consolidated statements of financial position as of December 31, 2013 and September 30, 2013.

January 23, 2014

5. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended December 31,
	2013	2012 (Revised)
	(unaudited)
Income Available to Common Shareholders

Basic and diluted income available to common shareholders	$469	$359

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	674.1	683.1
Effect of dilutive securities:
Stock options and unvested restricted stock	8.1	3.6
Diluted weighted average shares outstanding	682.2	686.7